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                                                                   EXHIBIT 12.1

                       SERVICE CORPORATION INTERNATIONAL
                       RATIO OF EARNINGS TO FIXED CHARGES

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                                               TWELVE MONTHS ENDED DECEMBER 31
                                                      1998           1997
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                                              (THOUSANDS, EXCEPT RATIO AMOUNTS)
Pretax income from continuing operations .....   $  518,527        $  579,973

Undistributed income of less than 50%
 owned equity investees ......................       (7,652)           (4,267)
Minority interest in income of majority owned
 subsidiaries with fixed charges .............          818               124
Add fixed charges as adjusted (from below) ...      207,475           170,278
                                                 ----------        ----------
                                                 $  719,168        $  746,108
                                                 ----------        ----------

Fixed charges:
Interest expense:
  Corporate ..................................   $  177,436        $  135,560
  Financial services .........................       13,695             8,015
  Capitalized ................................        3,028             3,787
Amortization of debt cost ....................         (383)            1,160
1/3 of rental expense ........................       16,727            21,161
Dividends on convertible preferred stock
 of subsidiary ...............................            0             4,382
                                                 ----------        ----------
Fixed charges ................................      210,503           174,065
Less: Capitalized interest ...................       (3,028)           (3,787)
                                                 ----------        ----------
Fixed charges as adjusted ....................   $  207,475        $  170,278
                                                 ==========        ==========

Ratio (earnings divided by fixed charges) ....         3.42              4.29
                                                 ==========        ==========
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